Exhibit 99.1

Kips Bay Medical’s Manny Villafaña Announces a $20 Million Common Stock Purchase Agreement with Aspire Capital Fund

Minneapolis, MN, October 25, 2011 (BUSINESS WIRE) — Kips Bay Medical, Inc. (NASDAQ: KIPS) announced today that it has entered into a common stock purchase agreement with Aspire Capital Fund, LLC, an Illinois limited liability company, whereby Aspire Capital has committed over the next 3 years to purchase up to $20 million of Kips Bay common stock based on prevailing market prices over a period preceding each sale.  Cohen & Company Capital Markets, LLC, a wholly owned subsidiary of PrinceRidge Holdings LP, acted as financial advisor to Kips Bay in connection with the transaction.

“This agreement provides us the flexibility to raise equity capital at our discretion on fair and reasonable terms” noted Manny Villafaña, Chairman and Chief Executive Officer.  “This agreement will help the Company in meeting its future financing requirements and assist the Company in maintaining its focus on making progress on the regulatory and reimbursement issues that novel medical devices face in today’s environment. While we wait for the opportunity to move forward with the US regulatory process, we continue to focus our efforts on developing our international business and continue to expand our sales and marketing activities.  We are continuing to spend a significant amount of time in Europe meeting with doctors and hospital administrators to expand the base of institutions implanting our eSVS MESH and to lay the foundation for the use of the eSVS MESH at still more institutions.”

“Kips Bay has historically raised capital when funding is needed and at terms beneficial to our shareholders.  Given the strength of our current balance sheet, we intend to continue this strategy and sell shares under this agreement at favorable times and at opportunistic prices,” said Scott Kellen, Kips Bay’s Chief Financial Officer.  “We are very pleased to be working with a financial partner of the caliber and with the experience of Aspire Capital as we move forward to the next level of the development of Kips Bay.”

Key aspects of the purchase agreement include:

•                  Kips Bay will control the timing and amount of any sales of common stock to Aspire Capital and will know the sales price before giving notice directing Aspire Capital to purchase shares.

•                  Aspire Capital has no right to require any sales by the Company, but is obligated to make purchases as the Company directs, in accordance with the purchase agreement.

•                  There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the purchase agreement.

•                  Kips Bay has issued 378,788 shares of its common stock to Aspire as a commitment fee in connection with entering into the purchase agreement.

•                  Kips Bay has agreed to pay Cohen & Company Capital Markets a fee of 3% of any proceeds from sales to Aspire Capital if and when any sales take place.

•                  The purchase agreement may be terminated by Kips Bay at any time, at its discretion, without any cost or penalty to the Company.

A more complete and detailed description of the purchase agreement and related agreements is set forth in the Company’s current report on Form 8-K, filed today with the U.S. Securities and Exchange Commission.

The offer and sale of the shares of Kips Bay Medical, Inc. common stock issuable under this agreement have not been registered under the Securities Act of 1933, as amended.  Accordingly, these securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act.  Kips Bay has agreed to file within twenty (20) business days a registration statement on Form S-1, covering the resale of the common stock issued and issuable in accordance with the terms of the agreement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction

About Kips Bay Medical

Kips Bay Medical, Inc., founded in 2007 and headquartered in Minneapolis, Minnesota, is a medical device company focused on manufacturing and commercializing its external saphenous vein support technology, or eSVS MESH for use in coronary artery bypass grafting surgery.  Our eSVS MESH is a nitinol mesh sleeve that, when placed over a saphenous vein graft during CABG surgery, is designed to improve the structural characteristics and long-term performance of the saphenous vein graft.  Additional information about Kips Bay Medical, Inc. can be found at www.KipsBayMedical.com.

About Aspire Capital Fund, LLC

Aspire Capital Fund, LLC is an institutional investor based in Chicago, Illinois with a fundamental investment approach.  Aspire Capital invests in a wide range of companies and industries emphasizing life sciences, energy and technology companies.

Safe Harbor

Certain statements made in this press release constitute forward-looking statements that are based on management’s expectations, estimates, projections and assumptions.  Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements.  Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended.  These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.  Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors.  All forward-looking statements speak only as of the date of this press release and the company does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

Contact:

Kips Bay Medical, Inc.

Manny Villafaña, Chairman and Chief Executive Officer, +1-763-235-3540

Email: Manny.Villafana@KipsBayMedical.com

or

Scott Kellen, Chief Financial Officer,  +1-763-235-3540

Email: Scott.Kellen@KipsBayMedical.com